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                                                           OBM APPROVAL
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                                                  OBM Number: 3235-0104
                                                  Expires: December 31, 2001
                                                  Estimated average burden hours
                                                  per response..........0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Exelon Ventures Corp.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     2301 Market Street
--------------------------------------------------------------------------------
                                    (Street)

     Philadelphia                     PA                   19103
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     9/14/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     NEON Communication, Inc. (NOPT)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                               2,131,143                      I(1)            By Exelon Ventures Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                               2,131,143                      D(2)
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 3
                                                                          (Over)
                                                                  SEC 1473(3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

(1) PECO Energy Company holds these shares indirectly through Exelon Ventures Corp., a wholly owned subsidiary of PECO Energy Company.
(2)  These securities are directly owned by Exelon Venture Corp.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Exelon Ventures Corp.


/s/  Gregory A. Cucchi, C.E.O.                       September 20, 2000
------------------------------------------     --------------------------------
    ** Signature of Reporting Person                         Date

                             JOINT FILER INFORMATION


Name:                      PECO Energy Company

Address:                   2301 Market Street
                           Philadelphia, PA  19101

Designated Filer:          Exelon Ventures Corp.

Issuer & Ticker Symbol:    NEON Communications, Inc. (NOPT)

Date of Event
   Requiring Statement:    9/14/00


PECO Energy Company


By:  /s/ Gregory A. Cucchi
     -------------------------------
         Sr. Vice President




                                  Page 3 of 3